SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) October 10, 2007

EXOBOX TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Nevada

 (State or other jurisdiction of incorporation or organization)

88-0456274
(IRS Employer Identification Number)

6303 Beverly Hill, Suite 210
Houston, Texas 77057
(Address of principal executive offices)

Robert B. Dillon, President
Exobox Technologies Corp.
6303 Beverly Hill, Suite 210
Houston, Texas 77057
(Name and address of agent for service)

(713) 781-6173
(Telephone number, including area code of agent for service)

ITEM 8. OTHER EVENTS

ITEM 8.01 – OTHER EVENTS

Exobox has formed an independent Technical Advisory Board (“TAB”) to be composed of technical experts carefully selected from leaders in the software industry, to help advise and guide the Company on various technology issues such as strategic positioning, planning and standards for the Company’s enterprise, home user end point security software technology and derivative products.  Ian Barraclough, Network Architect at BMC Software (NYSE: BMC), James W. Metts, President of Millennium Design, Inc. and Louis Marbel, Chief Technology Officer of Interactive Design Labs have joined the TAB as initial members effective October 10, 2007.

Mr. Barraclough is a Network Architect at BMC Software in Houston, Texas with more than 17 years experience in Internet Technology with a strong background in LAN, WAN, security, Internet, load balancing, caching, Unix systems administration and scripting.  He leads an engineering group of LAN, WAN and Network Security professionals who manage the daily network infrastructure operations and development of this multinational $3billion company.

Mr. Metts is President of Millennium Design, Inc., an industrial engineering design and construction management firm that supports the worldwide process control and semi conductor industries, located in Houston, Texas.  Mr. Metts, who holds a Bachelor of Science in Electrical Engineering from the University of Houston and has  more than 37 years experience, is a technical specialist and is developing ways to integrate Exobox technology into industrial control and process systems to enhance security in the petrochemical industry.  He is a member of The Instrumentation, Systems and Automation Society, the Institute of Electrical and Electronics Engineers, the Process Control Security Requirements Forum and the Semiconductor Industry Association.

Mr. Marbel, a software engineer with a Masters Degree in Engineering and Computer Science/Artificial Intelligence from Carnegie Mellon University in Pittsburgh, Pennsylvania, has over 35 years of experience in software and model-driven real-time systems architecture and over 20 years of experience in designing knowledge based systems. Mr. Marbel is founder and CTO of Interactive Design Labs (IDL™), a software products company which provides products and tools for domain specific modeling and policy-based workflow resource management in business process management environments. IDL has pending patents on its policy-based workflow resource management technology. Mr. Marbel also has extensive experience in the management of people, processes and technology; including technology acquisition and integration, training, policy, strategy, architecture, intrusion detection, incident response, project management, public speaking, risk management, reporting, and configuration management in a multi-billion dollar high tech enterprise environment.

Additional Exobox TAB members will be added from time to time by the Company from industry leaders in targeted segments of the industry to supplement and broaden the efforts of the existing members and to enhance the Company’s product development and product placement capabilities.

About BMC Software
BMC Software is a leading global provider of enterprise management solutions that empower companies to automate their IT and align it to the needs of the business. Delivering Business Service Management, BMC solutions span enterprise systems, applications, databases and service management. For the four fiscal quarters ended June 30, 2007, BMC revenue was approximately $1.6 billion. For more information, visit www.bmc.com.

About Millennium Design, Inc.
Millennium Design, Inc. is an industrial engineering design and construction management firm that supports the worldwide process control and semi conductor industries, located in Houston, Texas.   Millennium provides detail engineering and installation of semiconductor and computer automated industrial control and process projects all over the world.  Millennium is developing ways to integrate Exobox technology into industrial control and process systems to enhance security in the petrochemical industry.

About Interactive Design Labs
Interactive Design Labs, headquartered in Chicago, Illinois, is a privately held software products company founded in 2004 by Mr. Marbel. IDL acquired the assets of EDG Interactive Designs Ltd., a private software company founded in 1998, which provided products and tools for domain specific modeling and policy-based workflow resource management in business process management environments.  For more information, visit IDL’s website at www.edglabs.com.

About Exobox Technologies Corp
Exobox Technologies Corp., headquartered in Houston, Texas, is a developer of innovative enterprise and home user endpoint security software technology.  Exobox is uniquely positioned for the development and market introduction of what the Company believes is the most advanced computer security system available. From the Company’s patented technology, Exobox is developing a comprehensive product line to furnish numerous enterprise solutions, while providing complete and effective security for all servers and computers using Exobox technology.  More information is available at www.exobox.com.

By: /s/Robert B. Dillon

Robert B. Dillon, President

Dated: October 10, 2007